Exhibit 2.2

                                 TRUST AGREEMENT
                           FOR THE FPFI CREDITOR TRUST
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                                TABLE OF CONTENTS

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RECITALS ..............................................................................................1

DECLARATION OF TRUST ..................................................................................1

ARTICLE I - DEFINITIONS ...............................................................................2
         1.1      Terms Used in the Glossary of Defined Terms .........................................2
         1.2      General Construction ................................................................2

ARTICLE II - THE TRUST ................................................................................2
         2.1      Creation and Name ...................................................................2
         2.2      Objectives and Purposes .............................................................2
         2.3      Acceptance ..........................................................................3
         2.4      Further Assurances ..................................................................3
         2.5      Nature of Trust Assets ..............................................................3
         2.6      Ownership by Trustee ................................................................3
         2.7      Incidents of Ownership ..............................................................3

ARTICLE III - THE TRUSTEE .............................................................................3
         3.1      Number and Qualifications ...........................................................3
         3.2      Action by Trustee ...................................................................4
         3.3      Binding Nature of Trustee's Action ..................................................4
         3.4      Term of Service .....................................................................4
         3.5      Resignation .........................................................................4
         3.6      Removal .............................................................................4
                  3.6.1    Removal by Vote of Beneficiaries ...........................................4
                  3.6.2    Removal by Trust Committee .................................................4
         3.7      Appointment of Successor Trustee ....................................................4
                  3.7.1    Appointment of Successor Trustee ...........................................4
                  3.7.2    Vesting of Rights in Successor Trustee .....................................5
         3.8      Continuance of Trust ................................................................5
         3.9      Compensation ........................................................................5
         3.10     Standard of Care; Indemnification; Exculpation ......................................5
         3.11     Reliance by Trustee .................................................................6
         3.12     Reliance by Persons Dealing With the Trust ..........................................6
         3.13     Discharge of Trustee ................................................................7
                  3.13.1   Statement of Discharge .....................................................7
                  3.13.2   Approval of Statement of Discharge .........................................7
                  3.13.3   Costs Relating to Statement of Discharge ...................................7
         3.14     Resignation of Trust Committee Members ..............................................7

ARTICLE IV - POWERS OF THE TRUSTEE ....................................................................7
         4.1      Title................................................................................7
         4.2      Management Power ....................................................................7
         4.3      Commingling of Trust Assets ........................................................10
         4.4      Employment and Compensation of Professionals........................................10
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         4.5      Compensation of Trust Committee ....................................................10
ARTICLE V - OBLIGATIONS OF THE TRUSTEE ...............................................................10

         5.1      Reports and Records ................................................................10
         5.1.1    Consultation   .....................................................................10
                  5.1.2    Budget ....................................................................10
                  5.1.3    Quarterly and Annual Reports ..............................................10
                  5.1.4    Distribution of Reports....................................................11
                  5.1.5    Records ...................................................................11
         5.2      Investment Guidelines ..............................................................11
         5.3      Access to Information by Beneficiaries .............................................11
         5.4      United States Trustee Fees and Reports .............................................12

ARTICLE VI - BENEFICIAL INTERESTS ....................................................................12
         6.1      Allocation of Beneficial Interests to Holders of Class 4 General Unsecured Claims ..12
         6.2      Allocation of Beneficial Interests to Holders of Class 5 Subordinated Claims .......12
         6.3      Register Entries Regarding Beneficial Interests ....................................12
         6.4      Allocation of Beneficial Interests to Holders of Disputed Claims ...................13
         6.5      Representation of Beneficial Interest ..............................................13
         6.6      Transfer and Exchange ..............................................................13
                  6.6.1    Appointment of Registrar and Transfer Agent ...............................13
                  6.6.2    Transfer of Beneficial Interests ..........................................13
                  6.6.3    Access to Register by Beneficiaries .......................................14
                  6.6.4    Absolute Owners ...........................................................14

ARTICLE VII - ADMINISTRATION OF THE TRUST ESTATE .....................................................14
         7.1      Establishment of Reserves and Payment of Creditor Claims ...........................14
                  7.1.1    Reserve for and Payment of Administrative Expenses ........................14
                  7.1.2    Reserve for and Payment of Priority Unsecured Claims.......................14
                  7.1.3    Operating Reserve..........................................................15
                  7.1.4    Disputed Claims Reserve for Beneficiaries..................................15
                  7.1.5    Payment of Secured Creditor Amounts .......................................15
         7.2      Distributions to Holders of Beneficial Interests....................................16
                  7.2.1    Distributions Generally ...................................................16
                  7.2.2    Distributions to Beneficiaries Who Are Electing Creditors..................16
                  7.2.3    Distributions to Beneficiaries Who Are Non-Electing Creditors..............16
                  7.2.4    Distributions to Beneficiaries Who Hold the FPFG Beneficial Interest.......17
                  7.2.5    Distributions to Beneficiaries Who Are Class 5 Subordinated Creditors .....17
                  7.2.6    Distributions to Holders of Reserved Beneficial Interests .................17
                  7.2.7    Distribution of Final $2 Million to Electing Creditors ....................18
         7.3      Place and Manner of Payments or Distributions ......................................18
         7.4      Minimum Distributions...............................................................18
         7.5      Unclaimed or Undeliverable Distributions............................................18
                  7.5.1    Undeliverable Distributions ...............................................18
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                  7.5.2    Treatment of Unclaimed or Undeliverable Distributions .....................18
         7.6      Tax Matters.........................................................................19
                  7.6.1    Certain Income Tax Matters ................................................19
                  7.6.2    Treatment of Trust Assets for Tax Purposes ................................20
                  7.6.3    Withholding................................................................20
                  7.6.4    Tax Reporting..............................................................20
                  7.6.5    Interest...................................................................21
                  7.6.6    Allocation of Income and Losses ...........................................21
         7.7      Advances to Fund FPFI Corporate Maintenance ........................................21

ARTICLE VIII - TERMINATION ...........................................................................21

ARTICLE IX - MISCELLANEOUS ...........................................................................22
         9.1      Notices ............................................................................22
         9.2      Amendment...........................................................................23
         9.3      Counterparts........................................................................23
         9.4      Governing Law; Severability.........................................................23
         9.5      Headings............................................................................23
         9.6      Relationship to Plan................................................................23
         9.7      Consent to Jurisdiction.............................................................23
         9.8      Waiver of Jury Trial................................................................24
         9.9      References to Trust Committee.......................................................24
         9.10     Voting by Beneficiaries.............................................................24
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                                 TRUST AGREEMENT
                           FOR THE FPFI CREDITOR TRUST

     THIS TRUST AGREEMENT (this "Trust Agreement") is made as of this 10 day of May, 2000 by and between FIRSTPLUS FINANCIAL, INC. ("Debtor" or "FPFI"), FIRSTPLUS FINANCIAL GROUP, INC. ("FPFG"), and WESTERN INTERSTATE BANCORP ("WIB") for the benefit of the Beneficiaries (as hereinafter defined) entitled to the Trust Assets (as hereinafter defined), and David T. Obergfell as Trustee.
Article I of this Trust Agreement contains the definitions of certain terms used but not otherwise defined in the Recitals and Declaration of Trust.

                                    RECITALS

     On March 5, 1999, FPFI filed with the Bankruptcy Court a voluntary petition for relief under Chapter 11 of the Bankruptcy Code. On July 2, 1999, FPFI filed the Plan. On November 24, 1999, FPFI filed an Amended Plan. This Trust Agreement is executed in order to facilitate implementation of the Plan. Under the terms of the Plan, the Trust Assets will be transferred to the Trust created and evidenced hereby so that (i) the Trust Assets can be held in trust for the benefit of the Beneficiaries entitled thereto as a liquidating trust in accordance with Treasury Regulation Section 301.7701-4(d) for the objectives and purposes set forth herein and in the Plan, (ii) the Claims can be resolved,
(iii) Distributions may be made in accordance with the Plan, (iv) the Trust Assets can be liquidated, and (v) administrative services relating to the activities of the Trust and relating to the implementation of the Plan can be performed by the Trustee. The Trustee will make continuing efforts to dispose of the Trust Assets, make timely distributions, and not unduly prolong the duration of the Trust.

                              DECLARATION OF TRUST

     NOW, THEREFORE, in order to declare the terms and conditions hereof, and in consideration of the premises, the confirmation of the Plan pursuant to the Bankruptcy Code, and of other good and valuable consideration, the receipt whereof is hereby acknowledged, FPFI, WIB, and FPFG have executed this Trust Agreement for the benefit of the respective Beneficiaries entitled to the Trust Assets, and, at the direction of such Beneficiaries (because the transfer of title to undivided interests in each of the Trust Assets to such Beneficiaries, and the transfer of such interests by such Beneficiaries to the Trust, would be impractical), absolutely and irrevocably assign to the Trustee hereby, and to its successors or assigns, all right, title, and interest of FPFI, WIB, and FPFG in and to the Trust Assets in the form and manner provided for in the Plan;

     TO HAVE AND TO HOLD unto the Trustee and its successors in trust and its successors and assigns;

     IN TRUST NEVERTHELESS, under and subject to the terms and conditions set forth herein and for the benefit of the Beneficiaries of the Trust (as their respective interests may appear in accordance with the Plan and the terms hereof), and for the performance of and compliance with the terms hereof and of the Plan;
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     PROVIDED, HOWEVER, that upon termination of the Trust in accordance with
Article VIII hereof, this Trust Agreement shall cease, terminate, and be of no further force and effect.

     IT IS HEREBY FURTHER COVENANTED AND DECLARED, that the Trust Assets are to be held and applied by the Trustee subject to the further covenants, conditions, and terms set forth below.

                                    ARTICLE I
                                   DEFINITIONS

     1.1 Terms Used in the Glossary of Defined Terms. Unless otherwise defined in this Trust Agreement, capitalized terms not otherwise defined herein have the meanings assigned to such terms in the Glossary of Defined Terms attached as Exhibit A to the Plan.

     1.2 General Construction. As used in this Trust Agreement, the masculine, feminine and neuter genders, and the plural and singular numbers shall be deemed to include the others in all cases where they would apply. "Includes" and "including" are not limiting, and "or" is not exclusive. References to "Articles," "Sections" and other subdivisions, unless referring specifically to the Plan or provisions of the Bankruptcy Code, the Bankruptcy Rules, or other law, statute or regulation, refer to the corresponding Articles, Sections, and other subdivisions of this Trust Agreement, and the words "herein," "hereafter," and words of similar import refer to this Trust Agreement as a whole and not to any particular Article, Section, or subdivision of this Trust Agreement.

                                   ARTICLE II
                                    THE TRUST

     2.1 Creation and Name. There is hereby created the Trust, which shall be known as "The FPFI Creditor Trust."

     2.2 Objectives and Purposes. The Trust established pursuant to this Trust Agreement is established for the purpose of satisfying claims by liquidating the Trust Assets transferred to it and the Trust shall have no objective of continuing or engaging in any trade or business except to the extent reasonably necessary to, and consistent with, the liquidating purpose of the Trust. The purpose of the Trust is to provide a mechanism for the liquidation of the Trust Assets, and to distribute the proceeds of the liquidation, net of all claims, expenses, charges, liabilities, and obligations of the Trust, to the holders of Beneficial Interests and certain Allowed Claims in accordance with the terms of the Plan. No business activities will be conducted by the Trust other than those associated with or related to the liquidation of the Trust Assets. It is intended that the Trust be classified for federal income tax purposes as a "liquidating trust" within the meaning of section 301.7701-4(d) of the Treasury Regulations. In furtherance of this objective, the Trustee shall make continuing best efforts to (i) dispose of the Trust Assets, (ii) make timely Distributions, and (iii) not unduly prolong the duration of the Trust, in accordance with this Trust Agreement. The purposes of the Trust include, but are not limited to the following:


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           (a) to marshal, liquidate, and distribute the Trust Assets in an expeditious but orderly manner;

           (b) to perform the functions and take the actions provided for or permitted by this Trust Agreement and in any other agreement executed by the Trustee for the Trust pursuant to the Plan;

           (c) to prosecute, settle, or abandon the Avoidance Actions and other Causes of Action transferred and assigned to the Trust under the Plan as Trust Assets and to distribute the proceeds of any recoveries thereon in accordance with the terms of the Plan and this Trust Agreement; and

           (d) to reconcile, object to, prosecute, or settle all Claims against Debtor for purposes of determining the appropriate amount of Distributions to be made hereunder to the Beneficiaries under the terms and conditions set forth in this Trust Agreement.

     2.3 Acceptance. The Trustee accepts the trust imposed on the Trust Agreement and agrees to observe and perform that trust, on and subject to the terms and conditions set forth herein and in the Plan.

     2.4 Further Assurances. Debtor, WIB, and FPFG (and any successors thereto) will, upon reasonable request of the Trustee, execute, acknowledge, and deliver such further instruments and do such further acts as may be necessary or proper to transfer to the Trustee any portion of the Trust Assets intended to be conveyed hereby in the form and manner provided for in the Plan and to vest in the Trustee the powers, instruments, or funds in trust hereunder.

     2.5 Nature of Trust Assets. The Trust shall not receive transfers of any listed stock or securities or any readily marketable assets, or any operating assets of a going business, except for the Servicing Business. Furthermore, the Trust shall not receive transfers of any unlisted stock of a single issuer that represents 80 percent or more of the stock of such issuer, except for the WIB Stock and the FPB Stock, and shall not receive transfers of any general or limited partnership interests.

     2.6 Ownership by Trustee. The Trustee shall promptly record or register in its name, as Trustee, or in the name or names of any nominee or Person in accordance with Section 4.1 hereof, ownership of and title to all Trust Assets received by it as Trustee and comply with all provisions of law that may bear on the evidencing of ownership of and title to any portion of the Trust Assets as are necessary and appropriate and that the Trustee determines are in the best interests of the Trust.

     2.7 Incidents of Ownership. The Beneficiaries shall be the sole beneficiaries of the Trust and the Trustee shall retain only such incidents of ownership as are necessary to undertake the actions and transactions authorized herein.

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                                   ARTICLE III
                                   THE TRUSTEE

     3.1 Number and Qualifications. Except as set forth in Section 3.3, there shall be one Trustee of the Trust. The Trustee is the Person appointed and approved by the Committee as provided in the Plan. The Trustee shall give a bond or a surety in an amount to be approved by the Committee, as applicable. All costs and expenses of procuring any such bond shall be paid as a Trust Cost. Trustee shall be entitled to engage in such other activities as the Trustee deems appropriate that are not in conflict with the interests of the Trust and the Trustee devotes such time as is necessary, to fulfill all of the Trustee's duties as Trustee.

     3.2 Action by Trustee. The Trust shall be managed by the Trustee as set forth in this Trust Agreement.

     3.3 Binding Nature of Trustee's Action. All actions taken and determinations made by the Trustee hereunder in accordance with the provisions of the Plan or this Trust Agreement shall be final and binding upon any and all Persons holding Beneficial Interests in the Trust.

     3.4 Term of Service. The Trustee shall serve as the Trustee for the duration of the Trust, subject to earlier death, resignation, or removal.

     3.5 Resignation. The Trustee may resign as Trustee of the Trust by an instrument in writing delivered to the Trust Committee at least 90 days before the proposed effective date of resignation. The Trustee shall continue to serve as Trustee after the delivery of the Trustee's resignation until the proposed effective date, unless the Trustee consents to an earlier effective date, which shall be the date of appointment of a successor Trustee in accordance with
Section 3.8 hereof becomes effective, but nothing in this Section 3.5 shall restrict the right to remove the Trustee as provided in Section 3.6 hereof.

     3.6   Removal.

           3.6.1 Removal by Vote of Beneficiaries. The Trustee may be removed from office for any reason by Beneficiaries holding a majority of Beneficial Interests (excluding Reserved Beneficial Interests), but the Trustee shall continue to serve as Trustee after the Beneficiaries have voted to remove the Trustee, pursuant to this Section 3.6.1, until the appointment of a successor Trustee in accordance with Section 3.7 becomes effective.

           3.6.2 Removal by Trust Committee. The Trustee may be removed from office for (i) fraud or willful misconduct in connection with the affairs of the Trust, (ii) for such physical or mental disability as substantially prevents the Trustee from performing the duties of Trustee hereunder or (iii) for cause, which shall include a breach of fiduciary duty or an unresolved conflict of interest, other than as specified in the foregoing clauses (i) and (ii), in each case, upon a unanimous vote r% the Trust Committee.

     3.7   Appointment of Successor Trustee.

           3.7.1 Appointment of Successor Trustee. In the event of a vacancy by reason of the death or removal of the Trustee or prospective vacancy by reason of resignation, a

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successor Trustee shall be appointed by the Trust Committee upon a unanimous vote. The Trust Committee may appoint a successor Trustee as soon as practicable, but in any event within 90 days after the occurrence of the vacancy or, in the case of resignation, at least 40 days before the proposed resignation. If the Trust Committee fails to appoint a successor Trustee within the prescribed period, any member of the Trust Committee or three or more Beneficiaries may nominate a successor Trustee, and the Beneficiaries shall elect a successor Trustee. Upon such nomination, the Trustee (or the Trust Committee if the position of Trustee is vacant) shall provide all Beneficiaries with a notice setting forth the name and proposed compensation for the nominated Trustee, a ballot, and the date such ballot must be returned to the Trustee. The election of a successor Trustee shall be effective upon approval by Beneficiaries holding a majority of Beneficial Interests (excluding Reserved Beneficial Interests).

           3.7.2 Vesting of Rights in Successor Trustee. Every successor Trustee appointed hereunder shall execute, acknowledge, and deliver to the Trust, the Trust Committee, and the retiring Trustee, if any, an instrument accepting such appointment subject to the terms and provisions hereof. The successor Trustee shall provide a bond or surety as provided in Section 3.1. The successor Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Trustee, except that the successor Trustee shall not be liable for the acts or omissions of the retiring Trustee.

     3.8 Continuance of Trust. The death, resignation, or removal of the Trustee shall not operate to terminate the Trust created by this Trust Agreement or to revoke any existing agency (other than any agency of the Trustee as the Trustee) created pursuant to the terms of this Trust Agreement or invalidate any action taken by the Trustee, and the Trustee agrees that the provisions of this Trust Agreement shall be binding upon and inure to the benefit of the Trustee and the Trustee's heirs, legal and personal representatives, successors or assigns, as the case may be. In the event of the resignation or removal of the Trustee, the Trustee shall promptly (i) execute and deliver by the effective date of resignation or removal such documents, instruments, and other writings as may be reasonably requested by the successor Trustee to effect the termination of the resigning or removed Trustee's capacity under this Trust Agreement and the conveyance of the Trust Assets then held by the resigning or removed Trustee to the successor Trustee; (ii) deliver to the successor Trustee all documents, instruments, records, and other writings relating to the Trust as may be in the possession or under the control of the resigning or removed Trustee; and (iii) otherwise assist and cooperate in effecting the assumption of the resigning or removed Trustee's obligations and functions by the successor Trustee. The resigning or removed Trustee hereby irrevocably appoints the successor Trustee as its attorney-in-fact and agent with full power of substitution for it and its name, place and stead to do any and all acts that such resigning or removed Trustee is obligated to perform under this Section
3.8. Such appointment shall not be affected by the subsequent disability or incompetence of the Trustee making such appointment.

     3.9 Compensation. As compensation for services as Trustee hereunder, and under any other agreements to which the Trustee is a party as contemplated by the Plan, the Trustee shall receive the compensation provided for in a separate compensation arrangement to be approved by the Committee. Compensation of any successor Trustee shall be determined prior to the time of the Trustee's appointment by the Committee or at the time of the Trustee's appointment by the Trust Committee, or the Beneficiaries as the case may be.


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     3.10  Standard of Care; Indemnification; Exculpation. The Trustee, acting in the capacity as the Trustee or in any other capacity contemplated by this Trust Agreement or the Plan, and the members of the Trust Committee shall not be personally liable in connection with the affairs of the Trust to the Trust or to any Person except for such of the Trustee's or Trust Committee member's acts or omissions as shall constitute fraud, willful misconduct, or gross negligence. The Trustee shall not be personally liable to the Trust or to any Person for the acts or omissions of any officer, employee, or agent of the Trust unless the Trustee acted with gross negligence or willful misconduct in the selection, retention, or supervision of such officer, employee, or agent of the Trust. Except in those situations in which the Trustee is not exonerated of personal liability in accordance with the foregoing, the Trustee (including each former Trustee) shall be indemnified by the Trust against and held harmless by the Trust from any losses, claims, damages, liabilities or expenses (including, without limitation, attorney fees, disbursements, and related expenses) to which the Trustee may become subject in connection with any action, suit, proceeding, or investigation brought or threatened against the Trustee in the Trustee's capacity as Trustee, or in any other capacity contemplated by this Trust Agreement or the Plan or in connection with any matter arising out of or related to the Plan, this Trust Agreement, or the affairs of the Trust. If the Trustee becomes involved in any action, proceeding, or investigation in connection with any matter arising out of or in connection with the Plan, this Trust Agreement or the affairs of the Trust, the Trust shall periodically advance or otherwise reimburse on demand the Trustee's reasonable legal and other expenses (including, without limitation, the cost of any investigation and preparation and attorney fees, disbursements, and related expenses) incurred in connection therewith, but the Trustee shall be required to repay promptly to the Trust the amount of any such advanced or reimbursed expenses paid to the Trustee to the extent that it shall be ultimately determined by Final Order that the Trustee engaged in fraud, willful misconduct, or gross negligence in connection with the affairs of the Trust with respect to which such expenses were paid. The Trust may indemnify and hold harmless the employees and agents of the Trust, including the members of the Trust Committee, to the same extent as provided in this
Section 3.10 for the Trustee. The provisions of this Section 3.10 shall remain available to and be binding on any former Trustee or the estate of any decedent Trustee.

     3.11 Reliance by Trustee. The Trustee may rely, and shall be fully, protected in acting or refraining from acting, on any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, or other instrument or document that the Trustee has no reason to believe to be other than genuine and to have been signed or presented by the proper party or parties or, in the case of facsimiles, to have been sent by the proper party or parties, and the Trustee may conclusively rely as to the truth of the statements and correctness of the opinions expressed therein, but the Trustee shall be under a duty to have examined, or caused to be examined, the same to determine whether or not such writings conform to the requirements of this Trust Agreement. The Trustee may consult with counsel, and any opinion of counsel shall be full and complete authorization and protection in respect of any action taken or suffered by the Trustee in accordance therewith. The Trustee shall have the right at any time to seek instructions from the Bankruptcy Court (or any other court of competent jurisdiction after the chapter 11 case is finally closed) concerning the Trust Assets, this Trust Agreement, the Plan, or any other document executed in connection therewith, and any such instructions given shall be full and complete authorization in respect of any action taken or suffered by the Trustee in accordance therewith.


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

     3.12 Reliance by Persons Dealing With the Trust. In the absence of actual knowledge to the contrary, any person dealing with the Trust shall be entitled to rely on the authority of the Trustee to act in connection with the acquisition, management, or disposition of Trust Assets and shall have no obligation to inquire into the existence of such authority. Upon the sale by the Trustee of any portion of the Trust Assets, such Trust Assets shall be delivered to the purchaser thereof free and clear of any liens or other encumbrances, claims, or interests of the Trustee or the Beneficiaries, except as may otherwise be agreed to by the purchaser.

     3.13  Discharge of Trustee.

           3.13.1 Statement of Discharge. The Trustee shall upon termination of the Trust or upon the Trustee's resignation, removal, or death (in which case the Trustee's estate shall) render a statement of charge and discharge containing the following information: (i) all assets and funds of the Trust originally charged under the Trustee's control, (ii) a summarized accounting, in sufficient detail, of all purchases, sales, gains, losses, and income in connection with the Trust during the Trustee's term of service, and (iii) the ending balance of all assets and funds of the Trust as of the date of discharge. At the discretion of the Trustee and Trust Committee, such statement may be audited by the independent accountants in accordance with generally accepted auditing standards.

           3.13.2 Approval of Statement of Discharge. Upon the completion of the audit referred to in Section 3.13.1, the statement of charge and discharge shall be presented to the Trust Committee. Unless the Trust Committee or a majority of the Beneficiaries request that such statement of charge and discharge not be approved within 30 days after the date on which such statement of charge and discharge was presented to the Trust Committee, the withdrawing Trustee shall be discharged from all liability to the Trust or any Person who has had or may then or thereafter have an interest in the Trust for acts or omissions in the Trustee's capacity as the Trustee or in any other capacity contemplated by this Trust Agreement or the Plan.

           3.13.3 Costs Relating to Statement of Discharge. The expenses of any accounting, including, but not limited to any statement of charge or discharge hereunder, shall be a Trust Cost.

     3.14 Resignation of Trust Committee Members. A member of the Trust Committee may resign at any time. A replacement member shall be selected and appointed by the Trustee, however, such appointment shall be subject to Bankruptcy Court approval.

                                   ARTICLE IV
                              POWERS OF THE TRUSTEE

     4.1 Title. Legal title to all Trust Assets shall be vested in the Trustee, except that the Trustee shall have the power to cause legal title (or evidence of title) to any of the Trust Assets to be held by any nominee or Person, on such terms, in such manner, and with such powers as the Trustee hereunder may determine.

     4.2 Management Power. Except as otherwise expressly limited in this Trust Agreement or the Plan, the Trustee shall have control and ' authority over the Trust Assets, including the Avoidance Actions and other Causes of Action that are Trust Assets, over the


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

management and disposition thereof (including any transfer of Trust Assets that does not constitute a disposition) and over the management of the Trust to the same extent as if the Trustee was the sole owner thereof in its own right. Except as provided in the Plan, or otherwise specified in the Trust Agreement, the Trustee need not obtain the order or approval of any court in the exercise of any power or discretion conferred hereunder, or account to any court in the absence of a breach of trust. The Trustee shall exercise its judgment for the benefit of the Beneficiaries in order to maximize the value of Distributions, giving due regard to the cost, risk, and delay of any course of action. In connection with the management and use of the Trust Assets, the Trustee's powers, except as otherwise expressly limited in this Trust Agreement, shall include, but shall not be limited to, the following:

     (i) to accept the Trust Assets, to pursue the liquidation and marshaling of the Trust Assets, and to preserve and protect the Trust Assets;

     (ii) to reconcile, settle, or object to Claims against Debtor and to prosecute, settle, or abandon the Avoidance Actions and other Causes of Action that are Trust Assets against third parties;

     (iii) to make or cause to be made Distributions of Available Cash at least annually in accordance with the terms of this Trust Agreement and the Plan;

     (iv) to liquidate and distribute Trust Assets or any part thereof or any interest therein, and to dispose of the Trust Assets for Cash or upon such terms and for such consideration as the Trustee deems proper;

     (v) to engage in all acts that would constitute ordinary performance of the obligations of a trustee under a liquidating trust and to file all returns of the Trust as a grantor trust for the Beneficiaries pursuant to Treasury Regulation Section 1.671-4(a) or (b);

     (vi) to enforce the payment of notes or other obligations of any Person or to make contracts with respect thereto;

     (vii) to purchase insurance with such coverage and limits as it deems desirable consistent with the budget referred to in Section 5.1.2, including, without limitation, insurance covering liabilities of the Trustee or employees or agents of the Trust incurred in connection with their services to the Trust;

     (viii) subject to the requirements of Section 4.4 and Section 4.5, to appoint, engage, employ, supervise, and compensate officers, employees, and other Persons as may be necessary or desirable, including managers, consultants, accountants, technical, financial, real estate, or investment advisors or managers, attorneys, agents or brokers, corporate fiduciaries, or depositories and the Registrar and Transfer Agent;

     (ix) subject to the limitations in Section 5.2, to the extent reasonably required to meet claims and contingent liabilities (including Disputed Claims) or to maintain the value of assets during liquidation, to invest and reinvest Cash available to the

             Trust, pending distribution, and to liquidate such investments (however, during its existence, the Trust shall not receive or retain cash or cash equivalents in excess of a reasonable amount necessary to meet claims and contingent liabilities (including Disputed Claims) or to maintain the value of its assets during liquidation);

     (x) to execute, deliver, and perform any closing agreement made with the IRS;

     (xi) to determine the manner of ascertainment of income and principal, and the apportionment of income and principal, and the apportionment between income and principal of all receipts and disbursements, and to select an annual accounting period;

     (xii)   change the state of domicile of the Trust;

     (xiii) establish such funds, reserves and accounts within the Trust estate, as deemed by the Trustee in its discretion to be useful in carrying out the purposes of the Trust;

     (xiv) sue and be sued and participate, as a party or otherwise, in any judicial, administrative, arbitrative or other proceeding;

     (xv) delegate any or all of the discretionary power and authority herein conferred at any time with respect to all or any portion of the Trust estate to any one or more reputable individuals or recognized institutional advisers or investment managers without liability for any action taken or omission made because of any such delegation except for such liability as is provided in Section 3.10;

     (xvi) consult with the Trust Committee at such times and with respect to such issues relating to the conduct of the Trust as the Trustee considers desirable and in accordance with the terms of the Trust Agreement but no less than one calendar quarter;

     (xvii) undertake any duties or obligations and exercise any rights concerning the treatment of Class 2 Secured Claims pursuant to
             Section 4.2 of the Plan, or the treatment of Class 3.8 Secured Claims pursuant to Section 4.10 of the Plan.

     (xviii) execute, deliver and perform such other agreements and documents and to take or cause to be taken any and all such other actions as it may deem necessary or desirable to effectuate and carry out the purposes of this Trust Agreement; and

     (xvix) undertake any action or perform any obligation provided for or required by the Plan, including serving as the trustee for any voting trust holding the capital stock of FPFI and paying any costs associated with the maintenance and establishment of such voting trust or any other structure as described in Section 6.5.21 of the Plan as a Trust Cost.

     4.3 Commingling of Trust Assets. The Trustee shall not commingle any of the Trust Assets with its own property or the property of any other Person.

     4.4 Employment and Compensation of Professionals. The Trustee shall have the authority to employ and compensate attorneys, accountants, investment advisors and other professionals (including a Registrar and Transfer Agent and a disbursing agent to make Distributions) as determined from time to time by the Trustee, upon prior Bankruptcy Court approval in accordance with Section 3.7 of the Plan. The Trustee may pay the reasonable fees and expenses of such professionals as a Trust Cost upon prior entry of a Bankruptcy Court order approving such fees and expenses in accordance with Section 3.7 of the Plan.

     4.5 Compensation of Trust Committee. The Trust Committee shall not be compensated for services rendered to the Trust, however, Trust Committee members shall be reimbursed for all reasonable out-of-pocket expenses incurred by serving on the Trust Committee, except fees and expenses of counsel to individual members of the Trust Committee.

                                    ARTICLE V
                           OBLIGATIONS OF THE TRUSTEE

     5.1   Reports and Records.

           5.1.1 Consultation. The Trustee shall consult with the Trust Committee in good faith regarding all material issues affecting the Trust, including the resolution of Claims objections, the pursuit of Avoidance Actions, and the disposition of Trust Assets. In addition, the Trustee shall seek the advice of the Trust Committee regarding proposed budgets for the Trust, setting forth expected receipts and disbursements for litigation, operations, and other purposes.

           5.1.2 Budget. The Trustee shall cause to be prepared within 30 days before the end of each fiscal year, budget and cash flow projections covering the next fiscal year and each succeeding fiscal year for which estimates on which projections may be based are feasible. On or before 45 days after the Effective Date, the Trustee shall prepare a budget and cash flow projection for the current fiscal year. Such budget and cash flow projections shall be prepared by the Trustee in consultation with the Trust Committee.

           5.1.3 Quarterly and Annual Reports. The Trustee shall cause to be prepared (a) within 45 days after the end of each of the first three quarters of a fiscal year (for such quarter) and (b) within 90 days after the end of each fiscal year (for such fiscal year), financial statements of the Trust as of the end of and for such periods, prepared in accordance with GAAP including (i) a balance sheet, (ii) a statement of operations, (iii) a statement of cash flows,
(iv) a schedule, summarizing by type of investment and asset, all acquisitions and dispositions, and (v) a summary listing of the status of the resolution of Claims and retained Avoidance Actions by category and Claim. In addition, such financial statements shall contain the following supplementary information, (A) a statement of changes in the number of Beneficial Interests outstanding, including Distributions and cancellations from whatever source, (B) a schedule of investments acquired directly by the Trust after the Effective Date, including the number of shares or principal amount, the name, a description, the cost, the date disposed of, proceeds of disposition, and gain or loss, and (C) a schedule of expenses of the Trust, including accrued and paid administrative expenses. The financial statements prepared as of the end of the fiscal year may be audited by independent public accountants in accordance with generally accepted auditing standards. The materiality and scope of audit determinations shall be established between the Trustee and the appointed auditors with a view toward safeguarding the value of the Trust Assets, but nothing relating to the mutually agreed-on scope of work shall result in any limitation of audit scope that would cause the auditors to qualify their opinion as to scope of work with respect to such financial statements.

           5.1.4 Distribution of Reports. Within ten business days after the end of the relevant report preparation period, the Trustee shall distribute any information listed in Section 5.1.3 above to the Trust Committee and shall file the same with the Clerk of the Bankruptcy Court; and only with respect to the annual reports, to all Beneficiaries of record.

           5.1.5 Records. The Trustee shall maintain records and books of account relating to the Trust Assets, the management thereof and all transactions undertaken by the Trustee, which records and books of account shall be maintained in accordance with GAAP, consistently applied, except to the extent that any change is approved by the Trust's independent public accountants. The Trustee shall also maintain records and books of account relating to all Distributions contemplated under the Plan.

     5.2 Investment Guidelines. Cash held pending distribution, including Cash held in Reserves, shall, to the extent permitted by applicable law, be invested by the Trustee in (i) direct obligations of, or obligations guaranteed by, or obligations secured by, the United States of America (including without limitation United States Treasury Bills); (ii) obligations of any agency or corporation that is or may hereafter be created by or pursuant to an Act of the Congress of the United States as an agency or instrumentality thereof, or (iii) demand deposits or short-term certificates of deposit at any bank or trust company that has, at the time of the acquisition by the Trustee of such investments, capital stock and surplus aggregating at least $100 million and whose short-term debt obligations are rated by at least two nationally recognized statistical rating organizations in one of the two highest categories therefore but the scope of any such permissible investments shall be limited to include only those investments, or shall be expanded to include any additional investments, as the case may be, that a liquidating trust, within the meaning of Treasury Regulation Section 301.7701-4(d) may be permitted to hold, pursuant to any amendment or addition to the Internal Revenue Code or to the Treasury Regulations, or any modification in IRS guidelines whether set forth in IRS rulings, other IRS pronouncements, or otherwise. Such investments shall mature in such amounts and at such times as, in the judgment of the Trustee at the times such investments are made, are necessary, or are desirable with a view to providing funds when needed to make payments from the Trust Assets. Any investment purchased with the Trust Assets shall be deemed a part of the Trust Assets. All interest, distributions, dividends and proceeds received by the Trustee in respect of such investments shall be a part of the Trust Assets.

     5.3 Access to Information by Beneficiaries. Each Beneficiary shall have access to the business records of the Trust for the purpose of obtaining information relating to the management of Trust Assets for any purpose reasonably related to the interests generally of the Beneficiaries so long as access is reasonably exercised during normal business hours (after at least two business days' notice to the Trustee), does not constitute an undue burden on the Trustee, and is not detrimental to the Trust. Nothing herein contained is intended to restrict any Beneficiary from access to the business records of the Trustee, which the Trustee, in its discretion elects to provide.

     5.4 United States Trustee Fees and Reports. After the Closing Date, the Trust shall pay all fees incurred under 28 U.S.C. ss. 1930(a)(6) by reason of the Trust's disbursements until the chapter 11 case is closed. After the Confirmation Date, the Trust shall serve on the Office of the United States Trustee a quarterly financial report for each calendar quarter, or portion thereof, that the chapter 11 case remains open. The quarterly financial report shall include a statement of all disbursements made during the course of the quarter, whether or not pursuant to the Plan.

                                   ARTICLE VI
                              BENEFICIAL INTERESTS

     6.1 Allocation of Beneficial Interests to Holders of Class 4 General Unsecured Claims. On the Effective Date, the Trust shall allocate to each holder of a Class 4 General Unsecured Claim, including the FPFG Intercompany Claim, a Beneficial Interest in the Trust equal to the ratio that the amount of such holder's Class 4 General Unsecured Claim bears to the total amount of all Class 4 General Unsecured Claims including the FPFG Intercompany Claim. The allocation of Beneficial Interests shall be made as if all Disputed Claims were Allowed Claims as of the Effective Date.

     6.2 Allocation of Beneficial Interests to Holders of Class 5 Subordinated Claims. Upon the satisfaction of all required payments to Class 4 Allowed General Unsecured Claims in accordance with Section 7.2 of this Trust Agreement, all Beneficial Interests previously allocated to holders of Class 4 General Unsecured Claims shall be canceled and reallocated to holders of Class 5 Subordinated Claims, by allocating to each holder of a Class 5 Subordinated Claim a Beneficial Interest in the Trust equal to the ratio that the amount of such holder's Class 5 Subordinated Claim bears to the total amount of all Class 5 Subordinated Claims. The allocation of Beneficial Interests shall be made as if all Disputed Claims were Allowed Claims as of the Effective Date. Upon the satisfaction and payment in full of Class 5 Subordinated Claims in accordance with Section 7.2 of this Trust Agreement, Beneficial Interests previously allocated to holders of Class 5 Subordinated Claims shall be canceled and reallocated to holders of Class 4 Claims who are Electing Creditors by allocating to each Electing Creditor a Beneficial Interest in the Trust equal to the ratio that the amount of such Electing Creditor's Class 4 Claim bears to the total amount of all Class 4 Claims held by Electing Creditors. The allocation of Beneficial Interests shall be made as if all Disputed Claims were Allowed Claims as of the Effective Date. The Beneficial Interests reallocated to Electing Creditors specified by this Section shall be canceled upon satisfaction of all payments to Electing Creditors required by Section 7.2.7 of this Trust Agreement.

     6.3 Register Entries Regarding Beneficial Interests. The Trustee or the Registrar and Transfer Agent shall make appropriate notations in the Trust Register and calculate the following ratios prior to each Distribution:

           (i)   the Beneficial Interest and Claim held by each Beneficiary;

           (ii) which Beneficiaries are Electing Creditors and Non-Electing Creditors;

           (iii) as to each Beneficiary who is an Electing Creditor, the Settlement Cash Sharing Ratio and the Estate/WIB Cash Sharing Ratio for each such Beneficiary;

           (iv) as to each Beneficiary who is a Non-Electing Creditor, the Estate/WIB Cash Sharing Ratio, the Excess Settlement Cash Sharing Ratio, and the Creditor Cash Sharing Ratio for each such Beneficiary;

           (v) as to each Beneficiary holding all or a portion of the FPFG Beneficial Interest, the Creditor Cash Sharing Ratio for each such Beneficiary; and

           (vi) as to each Beneficiary holding a Class 5 Subordinated Claim, the Subordinated Creditor Cash Sharing Ratio for each such Beneficiary.

     6.4 Allocation of Beneficial Interests to Holders of Disputed Claims. The allocation of any Beneficial Interest on account of a Disputed Claim pursuant to
Section 6.1 and Section 6.2, shall be reserved on the Trust Register maintained by the Registrar and Transfer Agent and shall become a Reserved Beneficial Interest. Any Claim filed, in whole or in part, in an unknown or undetermined amount may be estimated by the Trustee, subject to approval by the Bankruptcy Court, and such Claim as estimated shall be deemed a Disputed Claim until otherwise Allowed. To the extent all or a portion of a Disputed Claim is ultimately disallowed, the Trust shall reallocate among the remaining Beneficial Interests, the Reserved Beneficial Interest that relates to the portion of the Disputed Claim that was disallowed. To the extent all or a portion of a Disputed Claim ultimately becomes an Allowed Claim, the Reserved Beneficial Interest that relates to the portion of the Disputed Claim that was Allowed, shall be removed from the reserve.

     6.5 Representation of Beneficial Interest. The Beneficial Interests shall be uncertificated. The Beneficial Interests shall be represented by appropriate book entries in the Trust Register.

     6.6   Transfer and Exchange.

           6.6.1 Appointment of Registrar and Transfer Agent. The Trustee shall appoint a Registrar and Transfer Agent for the purpose of registering and transferring Beneficial Interests as herein provided. The Registrar and Transfer Agent may be a duly qualified institution or the Trust itself. For its services hereunder, the Registrar and Transfer Agent, unless it is the Trust, shall be entitled to receive reasonable compensation from the Trust as a Trust Cost.

           6.6.2 Transfer of Beneficial Interests. The Trustee shall cause the Trust Registrar to be kept at the office of the Registrar and Transfer Agent or at such other place or places that shall be designated by the Trustee from time to time. A Beneficiary may transfer its Beneficial Interest, including any Beneficial Interest that is a Reserved Beneficial Interest, by delivery of (i) a duly executed written instrument of transfer in the form attached to this Trust Agreement as Exhibit A, (ii) during any period that the Trust is not subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended, a certificate of the Beneficiary transferring its Beneficial Interest certifying that such Beneficiary has provided the transferee with copies of the most recent annual and all subsequent quarterly reports prepared by the Trustee pursuant to Section 5.1.3, and (iii) such other documents as may be reasonably required. Any such transfer shall be registered in the Trust Register. Such Person shall pay reasonable transfer charges established by, the Trustee or the Registrar and Transfer Agent for the purpose of reimbursing the Trust and the Registrar and Transfer Agent for the expenses incident thereto, including any tax or other governmental charge assessed in connection with such transfer. The Registrar and Transfer Agent need not register a transfer of Beneficial Interest that would cause the value of the Beneficial Interests of the transferor or the transferee to be worth less than $100.

           6.6.3 Access to Register by Beneficiaries. Beneficiaries and their duly, authorized representatives shall have the right, upon reasonable prior written notice to the Registrar and Transfer Agent and the Trustee, and in accordance with reasonable regulations prescribed by the Registrar and Transfer Agent and the Trustee, to inspect and at the expense of the Beneficiary make copies of the Trust Register, in each case for a purpose reasonable and related to such Beneficiary's Beneficial Interest in the Trust.

           6.6.4 Absolute Owners. The Trustee may deem and treat the Beneficiary of record as determined pursuant to Section 6.1 or Section 6.2 as the absolute owner of such Beneficial Interests for the purpose of receiving Distributions and payment thereon or on account thereof and for all other purposes whatsoever, and until any transfer of ownership is recorded in the Trust Register pursuant to Section 6.6.2, the Trustee shall not be charged with having received notice of any claim or demand to such Beneficial Interests or the interest therein of any other Person.

                                   ARTICLE VII
                       ADMINISTRATION OF THE TRUST ESTATE

     7.1   Establishment of Reserves and Payment of Creditor Claims.

           7.1.1 Reserve for and Payment of Administrative Expenses. Before making any Distributions and within forty-five (45) days from Effective Date, the Trust shall establish an Administrative Expense Reserve funded with Cash first from the Existing Estate Cash and then, if necessary, from WIB Note Cash, subject to any limitations specified in Section 7.1.5 concerning WIB Note Cash, in an amount necessary to pay the claimed amount of all Administrative Claims including Professional Fees. Administrative Claims shall be paid from the Administrative Expense Reserve as allowed by order of the Bankruptcy Court. Professional Fees shall be paid from retainers or from the Administrative Expense Reserve as allowed by order of the Bankruptcy Court. To the extent any funds held in the Administrative Expense Reserve relate to Administrative Claims or Professional Fees that have either been disallowed by the Bankruptcy Court, or are no longer claimed as evidenced by a written release of such claim or the failure to seek allowance of such claim within six (6) months from the Effective Date, then such funds shall be distributed to holders of Beneficial Interests as if such funds were Existing Estate Cash. The Administrative Expense Reserve shall be dissolved once all required payments have been made.

           7.1.2 Reserve for and Payment of Priority Unsecured Claims. Before making any Distributions and within forty-five (45) days from the Effective Date, the Trust shall establish a Priority Unsecured Claim Reserve funded with Cash from the Existing Estate Cash and then, if necessary, from WIB Note Cash subject to any limitations specified in Section 7.1.5 concerning WIB Note Cash, in an amount necessary to pay the claimed and/or scheduled amount of all Class 1 Priority Unsecured Non-Tax Claims and all Priority Unsecured Tax Claims, including any applicable interest accruing from the Effective Date to the Allowance Date. Class Allowed Priority Unsecured Non-Tax Claims and Allowed Priority Unsecured Tax Claims shall be fully and completely satisfied by the payment of Cash from the Priority Unsecured Claim Reserve in an amount equal to the Class 1 Allowed Priority Unsecured Non-Tax Claim and the Allowed Priority Unsecured Tax Claim on the later of the Effective Date or Allowance Date. To the extent any funds held in the Priority Unsecured Claim Reserve relate to a Class 1 Priority Unsecured Non-Tax Claim or a Priority Unsecured Tax Claim that has either been disallowed by the Bankruptcy Court or is no longer claimed as evidenced by a written release of such Claim, or the failure to seek allowance of such Claim within six
(6) months from the Effective Date, then such funds shall be distributed to holders of Beneficial Interests as if such funds were Existing Estate Cash. The Priority Unsecured Claim Reserve shall be dissolved once all required payments have been made.

           7.1.3 Operating Reserve. The Trust shall establish the Operating Reserve funded from time to time with Trust Cash in an amount determined by the Trustee, in consultation with the Trust Committee, to be reasonably necessary to pay anticipated Trust Costs, fund litigation, fund contingent liabilities, and otherwise conduct the affairs of the Trust.

           7.1.4 Disputed Claims Reserve for Beneficiaries. Within forty-five
(45) days from the Effective Date, the Trust shall establish the Disputed Claims Reserve. The Trustee shall deposit into the Disputed Claims Reserve any Distribution payable to a Beneficiary holding a Reserved Beneficial Interest.

           7.1.5 Payment of Secured Creditor Amounts. The Trust shall make the payments required by this subsection prior to making any Distribution of WIB Note Cash to Beneficiaries or funding the reserves specified in Sections 7.1.1 and 7.1.2 with WIB Note Cash, unless otherwise allowed by this subsection.

                 7.1.5.1 Upon the sale of the Servicing Business, the Trust shall pay to RFC $4 million of the WIB Note Cash received by the Trust from such sale.

                 7.1.5.2 Within thirty (30) days of receipt of payment in full of the WIB Note by the Trust, the Trust shall pay to the NIMS Trust $7 million in WIB Note Cash.

                 7.1.5.3 Within one (1) year from the Effective Date, the Trust shall pay to Paine Webber $3,000,000 from Available Cash, prior to making any Distribution to any Beneficiaries, provided however, the Trust may establish the reserves and pay Claims so reserved pursuant to Sections 7.1.1 and 7.1.2, provided, further, that the Trust may make payments to other Secured Creditors from such Secured Creditor's collateral, or any proceeds thereof, provided, further, that upon the payment of any Available Cash by the Trust to RFC and the NIMS Trust pursuant to Section 7.1.5, the payment to Paine Webber required by this subsection shall also be made at the same time, and if not paid in full, Paine Webber, RFC and the NIMS Trust shall be paid a portion of such Available Cash so distributed, based on the proportion that each payment required to be made to Paine Webber, RFC and the NIMS Trust pursuant to this Section 7.1.5 bears to the total of all such required payments.

                 7.1.5.4 To the extent the Trust makes any payment of Trust Cash, other than Trust Cash which is proceeds from the Residual Assets and/or B-Piece Securities, to any Secured Creditor with a security interest in any Residual Assets and/or B-Piece Securities, Paine Webber shall be paid a portion of such Trust Cash so distributed, based on the proportion that the Paine Webber Debt bears to the obligation of the Trust to such other Secured Creditor.

                 7.1.5.5 To the extent there is insufficient WIB Note Cash to make the payments required by this subsection, the Trustee may use Existing Estate Cash to make such payments.

     7.2   Distributions to Holders of Beneficial Interests.

           7.2.1 Distributions Generally. Distributions on account of the FPFG Beneficial interest shall only be made pursuant to Section 7.2.4. The Trustee shall only make Distributions from Available Cash and not from Trust Assets, except as otherwise provided in Article VIII. Interest shall accrue beginning on the Effective Date on the unpaid balance of a Beneficiary's Allowed Claim at 8.5 % per annum. Distributions of Available Cash received by a Beneficiary shall be applied first to pay accrued and unpaid interest and then to the remaining balance of such Beneficiary's Allowed Claim. Subject to the limitations of Sections 7.1.1, 7.1.2, and 7.1.5, the Trustee shall have authority to make Distributions of Available Cash at such time or times the Trustee believes there is sufficient Available Cash to warrant a Distribution. The Trust shall not, in any event, retain Trust Cash in excess of what is reasonably necessary to fund the Reserves.

           7.2.2 Distributions to Beneficiaries Who Are Electing Creditors. A Beneficiary who is an Electing Creditor shall receive on a Distribution Date its:

           (i) share of Existing Estate Cash based on such Beneficiary's Estate/WIB Cash Sharing Ratio;

           (ii) share of WIB Note Cash based on such Beneficiary's Estate/WIB Cash Sharing Ratio; and

           (iii) share of Settlement Cash based on such Beneficiary's Settlement Cash Sharing Ratio;

until all existing Estate Cash, WIB Note Cash, and Settlement Cash allocated to Beneficiaries who are Electing Creditors is completely distributed to such Electing Creditors.

           7.2.3 Distributions to Beneficiaries Who Are Non-Electing Creditors. A Beneficiary who is a Non-Electing Creditor shall receive on a Distribution Date its:

           (i) share of Existing Estate Cash based on such Beneficiary's Estate/WIB Cash Sharing Ratio;

           (ii) share of WIB Note Cash based on such Beneficiary's Estate/WIB Cash Sharing Ratio;

           (iii) share of Creditor Cash based on such Beneficiary's Creditor Cash Sharing Ratio; and

           (iv) share of Excess Settlement Cash based on such Beneficiary's Excess Settlement Cash Sharing Ratio;

until the Allowed Claim held by such Beneficiary is paid in full with interest.

           7.2.4 Distributions to Beneficiaries Who Hold the FPFG Beneficial Interest. A Beneficiary who holds all or a portion of the FPFG Beneficial Interest shall receive on a Distribution Date its share of Creditor Cash based on such Beneficiary's Creditor Cash Sharing Ratio, until the Allowed Claim held by such Beneficiary is paid in full with interest. However, 100% of the Creditor Cash otherwise attributable to FPFG on account of the FPFG Intercompany Claim shall be retained directly by the Trust to satisfy, to the extent of such Creditor Cash retained, any FPFG Indemnity Obligation and such Creditor Cash so retained shall be deemed Existing Estate Cash and thereafter distributed as such to Beneficiaries entitled to receive same pursuant to Section 7.2 of this Trust Agreement. After any FPFG Indemnity Obligation has been paid in full and to the extent a deficiency exists with respect to satisfaction of the WIB Note and Settlement Note including accrued interest thereon, 50% of the Creditor Cash otherwise attributable to FPFG on account of the FPFG Intercompany Claim shall be retained directly by the Trust and such Creditor Cash so retained shall be used to first satisfy any deficiency under the WIB Note and then to satisfy any deficiency under the Settlement Note and thereafter distributed as WIB Note Cash and/or Settlement Cash, as the case may be, to Beneficiaries entitled to receive same pursuant to Section 7.2 of this Trust Agreement. FPFG shall have no legal or equitable interest in, or right to receive, cash flow attributable to FPFG on account of the FPFG Intercompany Claim that is retained by the Trust in accordance with this Section to satisfy any FPFG Indemnity Obligation or deficiency under the WIB Note and Settlement Note, including accrued interest thereon.

           7.2.5 Distributions to Beneficiaries Who Are Class 5 Subordinated Creditors. Upon the prior satisfaction in full of all Class 4 Allowed General Unsecured Claims, including the FPFG Intercompany Claim, a Beneficiary who is a Class 5 Subordinated Creditor shall receive on a Distribution Date its share of Creditor Cash based on such Beneficiary's Subordinated Creditor Cash Sharing Ratio until such Beneficiary's Class 5 Allowed Subordinated Claim is paid in full with interest.

           7.2.6 Distributions to Holders of Reserved Beneficial Interests. No Distributions shall be made to holders of a Reserved Beneficial Interest. To the extent a Reserved Beneficial Interest is removed from the reserve on the Trust Register in accordance with Section 6.4 and becomes a Beneficial Interest, any Cash in the Disputed Claims Reserve relating to such Beneficial interest shall become Available Cash and shall be released and distributed to the

Beneficiary on the next Distribution Date. To the extent a Reserved Beneficial Interest is reallocated among the remaining Beneficial Interests in accordance with Section 6.4, any Cash in the Disputed Claims Reserve relating to such Reserved Beneficial Interest shall become Available Cash of the same type as it was when originally distributed and shall be released and distributed on the next Distribution Date to the holders of the remaining Beneficial Interests in accordance with (i) Section 7.2.2 to the extent such Reserved Beneficial Interest was formerly held by an Electing Creditor, (ii) Section 7.2.3 and/or
Section 7.2.4 to the extent such Reserved Beneficial Interest was formerly held by a Non-Electing Creditor, or (iii) Section 7.2.5 to the extent such reserved Beneficial Interest was formerly held by Class 5 Subordinated Creditors.

           7.2.7 Distribution of Final $2 Million to Electing Creditors. Upon the satisfaction and payment in full of Class 5 Subordinated Claims in accordance with Section 7.2 of this Trust Agreement, $2 million of Creditor Cash shall be distributed to Beneficiaries who are Electing Creditors on a pro rata basis.

     7.3 Place and Manner of Payments or Distributions. The Trustee shall make Distributions to the Beneficiaries of record as of the Record Date by mailing such Distribution to the Beneficiary at the address of such Beneficiary as listed in the Schedules of Assets and Liabilities, or any proof of claim filed by the Beneficiary, or as listed in Trust Register, or at such other address as such Beneficiary shall have specified for payment purposes in a written notice to the Trustee and the Registrar and Transfer Agent at least 20 days before such Record Date. The Trustee shall distribute any Cash by wire, check, or such other method as the Trustee deems appropriate under the circumstances. Prior to receiving any Distributions, all Beneficiaries, at the Trustee's request, must provide to the Trustee written notification of their respective Federal Tax Identification Numbers or Social Security Numbers. The Trustee may suspend Distributions to any Beneficiary that has not provided its Federal Tax Identification Number or Social Security Number, as the case may be.

     7.4 Minimum Distributions. Notwithstanding any other provision of this Trust Agreement or the Plan to the contrary, there will be no Distributions of Available Cash unless the aggregate amount to be distributed on such date is at least $1,000,000.00 (other than in connection with a final Distribution and payments to be made on or shortly after the Effective Date to holders of Allowed Administrative Claims, and Allowed Priority Unsecured Non-Tax Claims), but the Trust will distribute at least annually to Beneficiaries all its net income and any Available Cash. To the extent a Distribution to a particular Beneficiary is less than $100.00, the Trustee may hold such Distribution until the final Distribution or until the aggregate of Distributions to such Beneficiary exceeds $100.00.

     7.5   Unclaimed or Undeliverable Distributions.

           7.5.1 Undeliverable Distributions. If a Distribution to any Beneficiary is returned as undeliverable, the Trustee shall use reasonable efforts to determine such Beneficiary's then current address, and no further Distributions shall be made to such Beneficiary unless and until the Trustee is notified of such Beneficiary's then current address.

           7.5.2 Treatment of Unclaimed or Undeliverable Distributions. If any Person entitled to Distributions of Trust Assets from the Trust cannot be located on the Effective Date or any time thereafter, then, subject to the provisions of Section 7.5.1 and this
Section 7.5.2, such Trust Assets shall be set aside, and, in the case of Cash, held in an interest-bearing account or fund maintained by the Trust on behalf of such Person. Any taxes allocable to such Person as provided in this Section
7.5.2 shall be funded from any Cash held by the Trust in such interest-bearing account or fund. If such Person is located within two years of the Effective Date, such Cash together with any interest actually earned thereon and proceeds thereof (less the allocable portion of taxes paid by the Trust on account of such Person), shall be paid or distributed to such Person. If such Person cannot be located within two years of the Effective Date, (a) such Person shall no longer be deemed to be a Beneficiary, and (b) any Trust Assets and interest and proceeds thereon allocable to such Person, net of the allocable portion of taxes paid by the Trust, shall be part of the Trust Assets free and clear of and from any claim to such property by or on behalf of such Person (who shall be deemed to have released such claim) and shall be distributed to the Beneficiaries as provided in the Plan, with such adjustments as are required to take into account that such person is no longer deemed a Beneficiary.

     7.6   Tax Matters.

           7.6.1 Certain Income Tax Matters. The Trust established pursuant to this Trust Agreement is established for the purpose of satisfying claims by liquidating the Trust Assets transferred to it and the Trust shall have no objective of continuing or engaging in any trade or business except to the extent reasonably necessary to, and consistent with, the liquidating purpose of the Trust. The purpose of the Trust is to provide a mechanism for the liquidation of the Trust Assets of the Debtor, and to distribute the proceeds of the liquidation, net of all claims, expenses, charges, liabilities, and obligations of the Trust, to the holders of Beneficial Interests and certain Allowed Claims in accordance with the terms of the Plan. No business activities will be conducted by the Trust other than those associated with or related to the liquidation of the Trust Assets. It is intended that the Trust be classified for federal income tax purposes as a "liquidating trust" within the meaning of section 301.7701-4(d) of the Treasury Regulations. All parties hereto shall treat the transfers in trust described herein as transfers to the Beneficiaries for all purposes of the Internal Revenue Code of 1986, as amended (including, sections 61(12), 483, 1001, 1012, and 1274). All the parties hereto shall treat the transfers in trust as if all the transferred assets, including all the Trust Assets, had been first transferred to the Beneficiaries and then transferred by the Beneficiaries to the Trust. The Beneficiaries shall be treated for all purposes of the Internal Revenue Code of 1986, as amended, as the grantors of the Trust and the owners of the Trust. The Trustee shall file returns for the Trust as a grantor trust pursuant to Treasury Regulations section 1.671-4(a) or
(b). The parties hereto, including the Trustee and the Beneficiaries shall value the property transferred to the Trust consistently and such valuations shall be used for all federal income tax purposes. The Beneficiaries (except to the extent a Beneficiary is the Internal Revenue Service) shall be responsible for payment of any taxes due with respect to the operations of the Trust. The Trust shall terminate on the date which is the fifth anniversary of its establishment unless sooner terminated, or unless its termination date is extended by the court as provided in the Trust Agreement. During its existence, the Trust shall not receive or retain cash or cash equivalents in excess of a reasonable amount necessary to meet claims and contingent liabilities (including disputed claims) or to maintain the value of its assets during liquidation. The Trustee shall use its continuing best efforts to dispose of the Trust assets, make timely distributions, and shall not unduly prolong the duration of the Trust. The Trustee is authorized to take any action as may be necessary or appropriate to minimize any potential tax liability of the Trust and, thereafter, the Beneficiaries arising out of the operations of the Trust. The Trustee is directed to allocate all costs, charges, expenses and deductions, or any of them in whole or in part, to income or principal at such time and in such a manner as the Trustee shall determine will reduce or eliminate the Trust's taxes, if any. The Trustee shall file in a timely manner all such tax returns as are required by applicable law by virtue %J the existence and operations of the Trust. The Trust shall distribute, at least annually, all Trust income and gain, Cash (whether or not allocable to income or principal, including all capital gains allocable to principal), any other property the Trustee in its discretion determines is properly distributable (whether out of income or principal), and liquidation proceeds to the Beneficiaries, after payment of expenses and liabilities, less the Reserves and reasonably necessary reserves for expenses and other Trust Costs. In addition, the Trustee shall, not less often than annually, provide to Beneficiaries such information as is appropriate or necessary, to enable the Beneficiaries to determine their respective tax obligations, if any, arising out of the operations of the Trust. The Beneficiaries (except to the extent the Internal Revenue Service is a Beneficiary) shall each report their share of the net income of the Trust as reported to them by the Trustee and pay any tax owing thereon on a current basis. All income of the Trust, including amounts retained in a Disputed Claims Reserve, will be taxed either to the Beneficiaries (except to the extent the Internal Revenue Service is a Beneficiary) or to the Trust (in the case of amounts allocated to a Disputed Claims Reserve) each taxable year. No Beneficiary shall have any claim to or with respect to any specific property held in trust and shall have no claim to or for a distribution of property in kind.

           7.6.2 Treatment of Trust Assets for Tax Purposes. The aggregate value of the Trust Assets shall be determined by FPFI and the Trustee shortly after the Effective Date and reported to the Beneficiaries and the Trust Committee. The value of the Trust Assets shall be consistently reported for federal income tax purposes by Debtor, the Trust, and the Beneficiaries.

           7.6.3 Withholding. The Trustee may withhold from the amount distributable from the Trust at any time to any Person (except with respect to the Internal Revenue Service) such sum or sums as may be sufficient to pay any tax or taxes or other charge or charges that have been or may be imposed on such Person or upon the Trust with respect to the amount distributable or to be distributed under the income tax laws of the United States or of any state or political subdivision or entity by reason of any Distribution provided for in this Article VII, whenever such withholding is determined by the Trustee in its discretion to be required by any law, regulation, rule, ruling, directive or other governmental requirement, and the Trustee, in the exercise of its discretion and judgment, may enter into agreements with taxing or other authorities for the payment of such amounts as may be withheld in accordance with the provisions of this Section 7.6.3. Notwithstanding the foregoing but without prejudice to the Trustee's rights hereunder, such Person shall have the right with respect to the United States, or any state, or any political subdivision of either, to contest the imposition of any tax or other charge by reason of any Distribution hereunder.

           7.6.4 Tax Reporting. To the extent that any Beneficiary may be able to use the installment method of reporting income with respect to an Distribution, the Trustee will annually compile and disseminate to Beneficiaries who request such information all available tax return information with respect to interest (stated or unstated) and otherwise necessary or useful in reporting under the installment method.

           7.6.5 Interest. In the Trustee's discretion, interest received with respect to principal distributed pursuant to this Trust Agreement shall be distributed along with the underlying principal.

           7.6.6 Allocation of Income and Losses. Unless otherwise determined by the Trustee in its reasonable discretion, allocations between Beneficiaries of taxable income of the Trust for each of its tax years shall be determined by reference to the manner in which an amount of Cash equal to the amount of such taxable income would be distributed (without regard to any restrictions on Distributions described in the Plan) if, immediately before such deemed Distribution, the Trust had distributed all its other assets (valued for this purpose at their tax book value) in respect of the Beneficial Interests (treating the Disputed Claims Reserve for this purpose as Beneficiaries entitled to Distributions), taking into account all prior and concurrent Distributions from the Trust made in accordance with the Plan. Similarly, taxable loss generally will be allocated by reference to the manner in which an economic loss would be borne immediately after a liquidating Distribution of the remaining assets of the Trust. The tax book value of assets for purpose of Article VII and
Article VIII means their fair-market value on the Effective Date or, if later, the date on which such assets were acquired by the Trust, adjusted in either case in accordance with applicable tax accounting principles. Taxes payable in respect of taxable income of the Trust allocated to the Disputed Claims Reserve shall be paid as a Trust Cost. With regard to transfers of Beneficial Interests in accordance with Article VI hereof the Trustee shall promptly establish a standard convention for allocating and apportioning taxable income and loss between a transferor and its transferee and shall not be required to so allocate and apportion based on the actual Trust activities prior and subsequent to the date of any transfer. The Trustee shall notify the Beneficiaries of the convention adopted promptly after such adoption. The Trustee shall use its sole discretion to establish a fair and equitable convention to apply and may, but is not required to, adopt a monthly, quarterly, or similar record date convention.

     7.7 Advances to Fund FPFI Corporate Maintenance. The Trust may advance from Existing Estate Cash, WIB Note Cash, or Creditor Cash up to $100,000.00 per year to FPFI for the sole purpose of funding necessary costs and expenses of FPFI to maintain its corporate existence, manage and maintain the Residual Assets, and to comply with IRS, state, and local filing requirements. The Trust may not advance any amounts in excess of $100,000.00 without the unanimous consent of all members of the Trust Committee. Any such advances shall bear interest at 12% per annum and such advances including accrued and unpaid interest thereon shall be repaid from the first Creditor Cash received by the Trust prior to the distribution of any Creditor Cash to Beneficiaries entitled to receive same pursuant to Section 7.2 of this Trust Agreement. The Creditor Cash so received in payment of such advances shall be deemed of the same character of Existing Estate Cash, WIB Note Cash or Creditor Cash as the advance to which such Creditor Cash repays.

                                  ARTICLE VIII
                                   TERMINATION

     The Trust shall terminate upon the earlier of (i) the date which is 5 years after the date this Trust is created, (ii) payment in full of all Class 4 Allowed General Unsecured Claims, the Group Intercompany Claim, and all Class 5 Allowed Subordinated Claims, or (iii) the distribution of all Trust Assets. Notwithstanding the foregoing, the Trustee may, on approval of the Court within 6 months of the beginning of any extended term, and if it is in the best interest of the Beneficiaries based upon a finding that an extension is necessary to the liquidating purpose of the Trust, extend the term of the Trust for one or more finite terms based upon the particular facts and circumstances at that time. If permitted under the applicable law and not contrary to the classification of the Trust as a liquidating trust and a pass-through entity under applicable income tax law, and if in the best interests of the Beneficiaries, the Trustee may distribute interests in the Trust Assets or distribute the Trust Assets to another Person and then distribute interests in such Person to the Beneficiaries. Trust Assets to be distributed in kind shall be valued by the Trustee in its reasonable discretion at their tax book value. After all liabilities of the Trust have been satisfied or duly provided for, such remaining Trust Assets shall be distributed to Beneficiaries as a final Distribution. The Trust may not be terminated at any time by the Beneficiaries.

                                   ARTICLE IX
                                  MISCELLANEOUS

     9.1 Notices. Any notice required to be given by this Trust Agreement to all Beneficiaries shall be in writing and shall be sent by first class mail, or in the case of mailing to a non-United States address, air mail, postage prepaid. All other notices, requests or other communications required or permitted to be made in accordance with this Trust Agreement shall be in writing and shall be delivered personally, by overnight courier, or by, facse:

     (a)   If to the Trustee, at:
           the FPFI Creditor Trust
           P.O. Box 595970
           Dallas, Texas  75359
           Attention: David T. Obergfell, Trustee

     (b) if to any Beneficiary in such Beneficiary's capacity as a Beneficiary, at such Beneficiary's address as listed in the Trust Register or as identified in a written request for notice delivered to the Trustee.

     (c)   If to the Trust Committee, at
           P.O. Box 595970
           Dallas, Texas  75359
           Attention: David T. Obergfell, Trustee

     (d)   if to Debtor, at
           FirstPlus Financial, Inc.
           P.O. Box 595970
           Dallas, Texas  75359
           Attention: David T. Obergfell, Trustee

Notice mailed shall be effective on the date mailed. All other notices shall be effective on the date of delivery. Any Person may change the address at which it is to receive notices under this Trust Agreement by furnishing written notice pursuant to the provisions of this Section 9.1 to the entity to be charged with knowledge of such change.

     9.2 Amendment. This Trust Agreement may be amended by the proposal and approval by the Trustee or the Trust Committee of such amendment, and the consent of the Beneficiaries holding a majority of the Beneficial Interests (excluding Reserved Beneficial Interests). This Trust Agreement may be amended by the Trustee without the approval of any Beneficiaries to correct typographical errors or if such amendment is not material, and in either case if such amendment does not adversely affect the interests of any Beneficiary, but such amendment shall not be effective until 45 days after the Beneficiaries and the Trust Committee shall have been given notice of such amendment.

     9.3 Counterparts. This Trust Agreement may be executed in one or more Counterparts. all of which shall taken together to constitute one and the same instrument.

     9.4 Governing Law; Severability. This Trust Agreement shall be governed by construed under and interpreted in accordance with the laws of the State of Texas. If it shall be determined by a court of competent jurisdiction that any provision of this Trust Agreement shall be invalid or unenforceable under such applicable law, such invalidity or unenforceability, shall not invalidate the entire Trust Agreement. In that case, this Trust Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of applicable law, and, if such term or provision cannot be so limited, this Trust Agreement shall be construed to omit such invalid or unenforceable provisions provided that such construction, to the maximum extent possible, shall give effect to the purposes of the Plan.

     9.5 Headings. Sections, subheadings and other headings used in this Trust Agreement are for convenience only and shall not affect the construction of this Trust Agreement.

     9.6 Relationship to Plan. The principal purpose of this Trust Agreement is to aid in the implementation of the Plan and therefore this Trust Agreement is incorporated into the Plan. To that end, the Trustee shall have full power and authority to take any action consistent with the purpose and provisions of the Plan. If any provision of this Trust Agreement is found to be inconsistent with the provisions of the Plan, the provisions of this Trust Agreement shall control.

     9.7 Consent to Jurisdiction. Each of the parties hereto (and each Beneficiary by its acceptance of the benefits of the Trust created hereunder)
(i) consents and submits to the jurisdiction of the Courts of the State of Texas and of the Courts of the United States for the Northern District of Texas for all purposes of this Trust Agreement, including, without limitation, any action or proceeding instituted for the enforcement of any right, remedy, obligation, or liability arising under or by reason hereof, and (ii) consents and submits to the venue of such action or proceeding in the City of Dallas (or such Judicial district of a Court of the United States as shall include the same).

     9.8 Waiver of Jury Trial. ANY AND ALL RIGHT TO TRIAL BY JURY IS HEREBY WAIVED, AND THERE SHALL BE NO RIGHT TO TRIAL BY JURY IN ANY

LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS TRUST AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     9.9 References to Trust Committee. If the Trust Committee no longer exists at any time during the terms of this Trust, then the Trustee shall take all actions under this Trust Agreement without regard to requirements that it meet with, consult with, or seek approval from the Trust Committee.

     9.10 Voting by Beneficiaries. Any consent, approval, or vote of a majority of the Beneficial Interests required under this Trust Agreement shall be obtained where the number of such consents approvals, or votes received constitutes in excess of fifty percent of the votes actually cast in respect of such Beneficial Interests (excluding Reserved Beneficial Interests).

     IN WITNESS WHEREOF, the parties hereto have executed this Trust Agreement or caused this Trust Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

                         FIRSTPLUS FINANCIAL, INC.


                         By:      /s/ Steven S. Turoff
                            ----------------------------------------------------

                         Name:    Steven S. Turoff
                              --------------------------------------------------

                         Title:   President
                               -------------------------------------------------

                         TRUSTEE:

                         By:      /s/ David T. Obergfell
                            ----------------------------------------------------

                         Name:    David T. Obergfell
                              --------------------------------------------------

                         Title:   Trustee
                               -------------------------------------------------


                         FIRSTPLUS FINANCIAL GROUP, INC.


                         By:      /s/ James Roundtree
                            ----------------------------------------------------

                         Name:    James Roundtree
                              --------------------------------------------------

                         Title:   CFO
                               -------------------------------------------------

                         WESTERN INTERSTATE BANCORP


                         By:      /s/ James Roundtree
                            ----------------------------------------------------

                         Name:    James Roundtree
                              --------------------------------------------------

                         Title:   CFO
                               -------------------------------------------------


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